Exhibit 10.46.1

COCA-COLA PLAZA
ATLANTA, GEORGIA

JAMES R. QUINCEY	ADDRESS REPLY TO:
PRESIDENT & CHIEF EXECUTIVE OFFICER	P.O. BOX 1734
THE COCA-COLA COMPANY	ATLANTA, GA 30301
-----------
+1-404 676-9980
FAX: +1-404 598-9980

December 12, 2017

John Murphy
Singapore

Dear John,

We are delighted to confirm your promotion to Job Grade 22G, with an effective date of January 1, 2018. You will continue to report to me. The information contained in this letter provides details of your promotion.

•	Your title will remain President, Pacific Group.

•	You will assume responsibility for the Bottling Investments Group.

•	Your principal place of assignment will remain in Singapore. Your employer in Singapore will continue to be Pacific Refreshments Pte. Ltd.

•	Your annual base salary for your new position will be $550,000.

•
You will continue to be eligible to participate in the annual Performance Incentive Plan. This is an important, variable element of your total compensation. Your incentive opportunity is between 0% and 250% (maximum) of your annual base salary. Any payment will depend on both the business performance and your personal contributions. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  As a discretionary program, the performance factors, eligibility criteria, payment frequency, award opportunity levels and other provisions are variable. The plan may be modified from time to time.

•
You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive (LTI) program. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive LTI awards within guidelines for the job grade assigned to your position, and based upon your leadership potential to impact the Company’s future growth. As a discretionary program, eligibility criteria, award opportunity levels, the award timing, frequency, size and mix of award vehicles are variable

John Murphy
December 12, 2017

•
You are expected to continue to maintain share ownership pursuant to the Company’s share ownership guidelines at a level equal to four times your base salary. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

•
You will continue to be eligible for the Company’s Financial Planning Reimbursement Program which provides reimbursement of certain financial planning services, up to $10,000 annually, subject to taxes and withholding.

•	You will continue to be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

•
As a mobile assignee, you will continue to participate in the Global Mobility Tier 1 HQ Program and be provided the standard benefits of that program. The duration and type of assignment are contingent upon the business needs of the Company provided suitable performance standards are maintained. The Code of Business Conduct, Confidentiality Agreements, or any other document related to knowledge you acquire of Company business or conducting business remain in effect during international assignments.

•
You are required to enter into the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, as well as the Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information, effective immediately (enclosed).

•	This letter is provided as information and does not constitute an employment contract.

John, I feel certain that you will continue to find challenge, satisfaction and opportunity in this role and as we continue our journey during this important time.

Sincerely,

/s/ James R. Quincey

James R. Quincey

John Murphy
December 12, 2017

c:    Jennifer K. Mann
Executive Compensation
Executive Services
Global Mobility

Enclosures:     Agreement on Confidentiality, Non-Competition, and Non-Solicitation
Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information

I, John Murphy, accept this offer:

Signature:     /s/ John Murphy

Date:         12/13/2017